Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of April 25, 2011, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2011.

2011

Engle progeny	May (2)	July (4)

	June (1)	August (4)	October (10)

		September (9)	November (3)
As of April 25, 2011, one Engle progeny case was in trial. Other Individual Smoking & Health
	June (1)	October (2)

	September (1)	November (1)

As of April 25, 2011, 2 non-Engle progeny cases were in trial.